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                                                                    Exhibit 4.03

                           FORM OF TRO LEARNING, INC.
                  1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     1. PURPOSE. The purpose of the TRO Learning, Inc. 1997 Non-Employee Directors Stock Option Plan (the "Plan") is to attract and retain highly qualified people who are not employees of TRO Learning, Inc. (the "Company") or any of its subsidiaries to serve as Non-Employee Directors of the Company, and to encourage Non-Employee Directors to own shares of the Company's Common Stock, $.01 par value (the "Stock").

     2. ADMINISTRATION. Grants of Options under the Plan shall be made in the manner provided in Section 5. All questions of interpretation of the Plan or of any options issued hereunder shall be determined by a committee (the "Compensation Committee") consisting of two or more members appointed by the Board of Directors of the Company (the "Board").

     3. ELIGIBILITY. Only a member of the Board who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to participate in the Plan.

     4.   SHARES AVAILABLE FOR OPTIONS.

          4.1 AVAILABLE SHARES. "Option" shall mean an option granted under the provisions of Section 5 of this Plan to purchase Stock. "Date of Grant" shall mean the date of grant of an Option. The Company intends that Options shall constitute nonqualified stock options (and not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")). Subject to adjustment under Section 4.2, Options may be granted under the Plan in respect of a maximum of 100,000 shares of Stock. Shares subject to an Option that expires or terminates unexercised shall again be available for Options hereunder to the extent of such expiration or termination. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

          4.2 ADJUSTMENTS. In the event of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Stock, an appropriate adjustment to reflect any such change shall be made in the total number and class of shares for which Options may be granted and the number and class of shares and the price per share of any Option theretofore granted to the extent unexercised. Such adjustment shall be as determined by the Compensation Committee; provided that any such computation shall be rounded to the nearest whole share and no such modification shall require the issuance of fractional shares.

     5. STOCK OPTIONS. Each Option granted under the Plan shall be approved by the entire Board or the Compensation Committee, and evidenced by a written agreement in such form as the Compensation Committee shall approve, and shall be subject to Section 4 and the following terms and conditions:

          5.1 TERMS AND CONDITIONS. The exercise price for each share of Stock subject to the Option shall be the Fair Market Value of a share of Stock on the Date of Grant of such Option, and the Option shall become exercisable according to the schedule approved by the Board (or the Compensation Committee) and set forth in the Option agreement.

          5.2 EXERCISE OF OPTIONS. An option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Secretary of the Company and payment of the full purchase price (the "Exercise Price") for the shares being purchased pursuant to the Option. The Exercise Price may be paid either (1) in cash, (2) in shares of Stock already owned by the Non-Employee Director who is granted an Option (including any other person entitled to exercise the Option, the "Optionee") and to which the Optionee has good title, free and clear of all liens and encumbrances, or partly in cash and partly in such shares of Stock, (3) by authorizing the Company to retain whole shares of Stock which would otherwise be issuable upon exercise of the Option having a fair market value determined as of the date of exercise, (4) in cash submitted by a broker-dealer to whom the Optionee has submitted an irrevocable notice of exercise, or (5) a combination of (1), (2) and (3); provided that the method of paying the Exercise Price shall be in compliance with Section 16 of the

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Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder. The value of shares delivered in payment of the Exercise Price shall be their Fair Market Value as of the date of exercise of the Option. Payments in cash may be made by the delivery of a check payable to the order of the Company. Subject to Section 6, upon receipt of notice and payment, the Company shall promptly issue and deliver to the Optionee (or other person entitled to exercise the Option) a certificate or certificates for the number of shares as to which the exercise is made. An Option may not be exercised for fractional shares of Stock.

          5.3 TERMINATION OF SERVICE. Each Option terminates ten years from the date of grant, or if earlier, upon the later to occur of (1) three years after the initial grantee of the Option (the "Grantee") ceases service as a director of the Company for any reason, if the holder served for six years or more; (2) one year after the Grantee ceases service as a director of the Company as a result of death or disability; or (3) 90 days after the Grantee ceases service as a director of the Company for any reason other than death or disability. The rights of the Non-Employee Director may be exercised by such director's guardian or legal representative in the case of disability or death.

          5.4 FAIR MARKET VALUE. "Fair Market Value," for all purposes under the Plan, shall mean the closing price of a share of Stock on the NASDAQ National Market System for the date in question. If no sales of shares of Stock were made on such date, the closing price of a share of Stock as reported for the preceding day on which a sale of shares of Stock occurred shall be used.

     6. TAX WITHHOLDING. The Company shall be entitled, if necessary or desirable, to withhold from any Optionee from any amounts due and payable by the Company to such Optionee (or secure payment from such Optionee in lieu of withholding) the amount of any withholding or other tax due from the Optionee with respect to any shares of Stock issuable under the Plan. The Optionee may satisfy any withholding tax obligation by (1) a cash payment to the Company; (2) delivery of previously-owned shares of Stock and to which the Optionee has good title, free and clear of all liens and encumbrances; or (3) by authorizing the Company to retain shares of Stock which would otherwise be issuable upon exercise of the Option.

     7. TRANSFERABILITY AND EXERCISABILITY. Options granted under the Plan shall not be transferable or assignable other than (1) by will or the laws of descent and distribution; (2) by gift or other transfer to any trust or estate in which the original option recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted by Rule 16b-3 of the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (3) pursuant to a domestic relations order (as defined by the Code). However, any Option so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such Option.

     If so permitted by the Compensation Committee, an Optionee may designate a beneficiary or beneficiaries to exercise the rights of the Optionee and receive any distribution under the Plan upon the death of the Optionee.

     8. LEGAL REQUIREMENTS. Notwithstanding any other provision of the Plan, the Company shall not be obligated to offer or sell any shares of Stock upon exercise of an Option unless the shares to be issued upon such exercise are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the offer and sale of such shares are otherwise in compliance with all applicable federal and state securities laws and the requirements of any stock exchange or similar agency on which the Company's securities may then be listed or quoted. The Company shall have no obligation to register the securities covered by this Plan under the federal securities laws or take any other steps as may be necessary to enable the securities covered by this Plan to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an Optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the shares of Stock upon exercise of the Option or subsequent transfers of any interest in such shares to comply with the Securities Act and other applicable securities laws. Certificates evidencing shares of Stock issued pursuant to Options shall bear any legend required by, or useful for the purposes of compliance with, applicable securities laws, this Plan or the agreements evidencing the Options.
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     It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Therefore, if any Plan provision should be found to not be in compliance with Rule 16b-3, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

     9. EFFECTIVE DATE; DURATION; SUSPENSION AND AMENDMENT. The Plan shall become effective upon approval by the Board and the shareholders of the Company. The Plan shall terminate automatically on the tenth anniversary of the effective date unless terminated earlier by the Board. The Board may suspend the Plan at any time. The Board may amend or terminate the Plan at any time, but such amendment or termination shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been terminated. No shares of Stock shall be issued or sold under this Plan after the termination of the Plan, except upon exercise of Options granted before termination. Any shares of Stock authorized under Section 4 of the Plan (or any amendment thereof) with respect to which an Option is not granted prior to termination of the Plan, or with respect to which an Option is terminated, forfeited or canceled after termination of the Plan, shall automatically be transferred to any subsequent stock option plan for Non-Employee Directors of the Company.

     10. LIMITATION OF RIGHTS. Neither the Plan nor the granting of any Option hereunder shall constitute an agreement or understanding that the Company will retain a Non-Employee Director for any period of time or at any particular rate of compensation. The holder of an Option shall not thereby have any rights as a stockholder until the holder receives shares of Stock upon exercise of such Option.

     11. UNFUNDED PLAN. Unless otherwise determined by the Compensation Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Optionee or other person. To the extent any person holds any rights by virtue of an Option granted under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

     12. GOVERNING LAW. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

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